August 24, 2025
VIA E-Mail : [Email Omitted]
Ms. Kim DiMaurizio
[Address Omitted]
[Address Omitted]
Dear Kim,
I am delighted to offer you the position of Senior Vice President, Chief People Officer of Crane NXT, Co. (the “Company”). Your offer is contingent upon the approval of all of the terms set forth herein (including the stipulated equity grants) by the Management Organization and Compensation Committee of the Board of Directors of the Company.
This is a full-time position. In this position, you will report to me. Your targeted start date is October 1, 2025.
Compensation
Your annual base salary will be $430,000, subject to applicable deductions and withholdings. You will be paid bi-weekly in accordance with our standard payroll practices. You will be eligible for consideration for a merit increase in 2026.
Sign-On Bonus
I am pleased to offer you a sign-on bonus in the gross amount of $300,000, subject to all applicable payroll taxes and deductions, payable in two equal installments on the applicable pay date associated with (1) the date you commence employment and (2) April 1, 2026. If you voluntarily terminate your employment with the Company or the Company terminates your employment for cause within 3 years of your employment commencement date, you owe the entire sign-on bonus to the Company. You agree to make such payment within 30 days of your separation. You specifically authorize the Company to deduct from any wages, accrued but unused vacation leave balances or other payments due to you upon your separation from the Company all or any portion of the amounts owed by you to the Company under this provision. You agree to sign necessary and appropriate documentation regarding any such deduction.
Annual Incentive Plan
In your role, you will also be eligible to participate in the Company’s discretionary annual incentive plan (“AIP”) beginning for the calendar year 2026, with a target of 70% of your annual base salary. You will not be eligible to participate in the AIP for the 2025 performance period. AIP bonuses are based on both Company and personal performance. AIP payout is capped at 200% of target payout (or such level determined by the Management Organization and Compensation Committee). To be

eligible, you must be employed with the Company and in good standing on the date the bonus is paid. Plan rules are subject to change annually.
Annual Stock Incentive Plan
You will be eligible for consideration for an annual equity award under the Crane NXT, Co. 2018 Amended & Restated Stock Incentive Plan (the “Stock Incentive Plan”) beginning in 2026. The objective of these awards is to align the interests of senior leaders and shareholders. Equity awards are made annually at the discretion of the Management Organization and Compensation Committee of the Company’s Board of Directors. Subject to the final discretion of the Committee, we expect your aggregate annual target award amount to be $650,000. Annual equity grants for executives at your level are currently made up of 50% Performance-Based RSUs, 25% stock options, and 25% Time-Based RSUs. Performance-Based RSUs are three-year cliff vesting and are measured over the period from January 1 of year of the grant. Time-Based RSUs and Options are subject to a four-year vesting schedule such that, so long as you remain employed with the Company at such time, 25% of the shares awarded will vest on each of the first, second, third and fourth anniversaries of the date of grant.
New Hire Equity Grant
I am pleased to offer you a one-time sign-on equity award under the Stock Incentive Plan with a grant date value of $400,000. This equity award will be in the form of Time-Based RSUs and is subject to the terms of the Stock Incentive Plan and the Award Agreement. These RSUs will be subject to a two-year vesting schedule such that, so long as you remain employed with the Company at such time, 50% of these shares will vest on each of the first and second anniversaries of your employment commencement date.
2025 Equity Grant
We are also pleased to offer you a 2025 equity award under the Stock Incentive Plan with a grant date value of $650,000. This equity award will be made up of 50% stock options and 50% Time-Based RSUs and is subject to the terms of the Stock Incentive Plan and the Award Agreements. Vesting terms are as described in the Annual Stock Incentive Plan section above. The effective date of grant will be the actual date you commence your employment with the Company.
Please note that in conjunction with the first stock award granted to you, you will be required to sign a Confidentiality, Non-Solicit and Non-Competition Agreement.
Holding Requirements
As the Senior Vice President, Chief People Officer at Crane NXT, you will be required to retain a minimum of 4 times base salary in Crane NXT common stock under Crane NXT’s Executive Stock Ownership Guidelines (“Guidelines”). While there is not a specific time horizon to reach that level, you will be required to retain at least 50% of net shares received in each vesting event or stock option exercise until you reach the required stock-holding requirement. Please refer to the Guidelines for further detail. We believe this executive stock holding requirement aligns our senior leaders with the best interests of our shareholders.
Benefits
In addition to your compensation package, you will also be eligible to participate in our associate benefit programs, which include:
•Health, dental, and vision insurance effective on your start date for you and your eligible dependents.
•Retirement savings plan (401k) administered by Vanguard. The Company’s plan provides an annual non-matching contribution of 3% of base salary (effective January 1st following date of hire) and matching contribution of 50% of the first 6% you contribute on a pre-tax basis.
•Paid time off (4 weeks’ vacation, sick days, and paid Company holidays).
•Participate in the Benefits Equalization Plan (BEP) – this is a non-qualified deferred compensation plan that provides plan participants with annual benefits credits equal to 3% of eligible annual compensation in excess of the IRS compensation limitation ($350,000 in 2025) that is applicable to contributions under the Savings & Investment (401k) Plan. You will be added to this plan as of January 2026.
Please refer to the enclosed Crane NXT Benefits Guide for additional information regarding our benefit offerings. Your entitlement to our benefits is subject to change, to the extent Crane NXT changes such benefits programs offered to other associates at levels like yours.
Employment Conditions
Your commencement of employment is contingent upon a successful reference and background check and proof of eligibility to work in the United States, as well as:
•Signed Confidential Information and Intellectual Property Agreement; and
•The approval of the terms and conditions of the offer of employment set forth herein by the Compensation Committee of the Board of Directors of the Company.
We are pleased to present you with this offer, and we look forward to welcoming you to Crane NXT. Please sign and return and copy of this offer letter by August 28, 2025 to indicate your acceptance of the terms and conditions outlined herein. If you have any questions or need further clarification about the offer letter, please feel free to contact me at [Email Omitted] or [Phone Number Omitted].
Sincerely,
/s/Aaron Saak
Aaron Saak
Chief Executive Officer

I intend to accept the Company’s offer of employment on the terms set out above. I am executing this contract as a deed on the date set forth below:

/s/Kim DiMaurizio                             August 29, 2025
Kim DiMaurizio    Date